Exhibit 99.1

Media Inquiries:	Investors / Analysts:
Virginia Amador	Brett Prior
vamador@terraform.com	bprior@terraform.com
(240) 472-1326	(650) 889-8628

TerraForm Power, Inc. Names Alejandro Hernandez Chief Financial Officer

BELTSVILLE, MD, September 17, 2014 - TerraForm Power, Inc. (NASDAQ: TERP) today announced that Alejandro “Alex” Hernandez has been appointed as its Executive Vice President and Chief Financial Officer, effective on September 29, 2014, his start date with the company. Mr. Hernandez will report directly to Carlos Domenech, the company’s Chief Executive Officer and President.

Prior to joining TerraForm Power, Mr. Hernandez was Managing Director in the Investment Banking Division of Goldman, Sachs & Co. Mr. Hernandez joined Goldman Sachs in August 2005 and was named Managing Director in November 2012. In that role, Mr. Hernandez was responsible for primary coverage of North American energy companies in the power, utility and renewable energy sectors, and provided strategic and capital markets advice to management teams and Boards of Directors. Mr. Hernandez has advised SunEdison since 2007 on many of the company’s key strategic initiatives and financing transactions. Most recently, he headed the Goldman Sachs team that served as lead bookrunner and structuring agent for TerraForm Power’s initial public offering.

Mr. Hernandez earned a BA, cum laude, in Economics from Rice University, a BSc General Course from the London School of Economics, and an MBA from Columbia Business School. He currently serves as a Roundtable member of the James A. Baker III Institute for Public Policy at Rice University.

“Mr. Hernandez’s broad-based experience as an energy finance professional, including his expertise in M&A and capital formation, provides TerraForm Power a solid platform to help drive the future growth of our company,” commented Mr. Domenech. “We welcome Alex and look forward to working with him as a core member of the TerraForm Power team.”

Mr. Hernandez replaces Mr. Sanjeev Kumar, who will return to EverStream Energy Capital Management in San Francisco, California to continue to work with SunEdison and TerraForm Power on joint projects and strategic initiatives. Mr. Kumar has agreed to be available for assistance during the transition period.

“Mr. Kumar was instrumental in the launch of TerraForm Power and its successful Initial Public Offering. I am pleased that he will be available to assist TerraForm Power during the transition between CFOs. I thank him for his contribution to the company and his continued partnership,” continued Mr. Domenech.

About TerraForm Power

TerraForm Power (NASDAQ: TERP) is a renewable energy leader that is changing how energy is generated, distributed, used and owned. TerraForm Power creates value for its investors by owning and operating renewable energy power plants. For more information about TerraForm Power, please visit: http://www.terraform.com.